UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20548

                                   FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.
                                     Commission File Number 0-25760 General
                           Acceptance Corporation
          (Exact name of registrant as specified in its charter)1025 Acuff
                 Road, Bloomington, IN 47404, (812) 337-6000
(Address,  including  zip  code, and telephone number, including area code, of
registrant's  principal  executive  offices)                           Common
Stock          (Title  of  each  class  of  securities  covered by this Form)
                              None(Titles of all other classes of securities
for  which  a  duty  to  file  reports  under  section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:
Rule  12g-4(a)(1)(i)X          Rule  12h-3(b)(1)(i)X
Rule  12g-4(a)(1)(ii)          Rule  12h-3(b)(1)(ii)
Rule  12g-4(a)(2)(i)          Rule  12h-3(b)(2)(i)
Rule  12g-4(a)(2)(ii)          Rule  12h-3(b)(2)(ii)
                              Rule  15d-6
     Approximate number of holders of record as of the certification or notice date: 145
     Pursuant to the requirements of the Securities Exchange Act of 1934 (Name of registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:February  17,1998          By:  /s/James  J.  Larkin
                            James  J.  Larkin,  Chief  Executive
                               Officer
Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.